Exhibit 99.1

Novavax Appoints Biopharmaceutical Veterans Jim Kelly as Chief Financial Officer and Nasir Egal, Ph.D., as Senior Vice President of Quality Assurance

GAITHERSBURG, Md., August 16, 2021 – Novavax, Inc. (Nasdaq: NVAX), a biotechnology company developing next-generation vaccines for serious infectious diseases, today announced the appointment of Jim Kelly as Executive Vice President, Chief Financial Officer (CFO) and Treasurer, and Nasir Egal, Ph.D. as Senior Vice President, Quality Assurance. Mr. Kelly will report to Stanley C. Erck, President and Chief Executive Officer, and Dr. Egal will report to Rick Crowley, Executive Vice President and Chief Operations Officer.

Mr. Kelly brings more than twenty-five years of industry experience in both commercial and clinical-stage companies to Novavax. He joins Novavax from Supernus Pharmaceuticals, where he served as CFO. Previously, he spent ten years at Vanda Pharmaceuticals, where he was CFO and Treasurer. Earlier, he spent over a decade in finance roles of increasing responsibility at MedImmune (now AstraZeneca) and Biogen. He holds a Master of Business Administration from Cornell University, a Bachelor of Science in Business Administration from the University of Vermont and is a CFA charterholder.

“We welcome Jim’s broad finance and strategic leadership as Novavax quickly matures into a global commercial company,” said Mr. Erck. “His experience will be of particular importance as we prepare to effectively deliver urgently needed vaccine to all corners of the world in the fight against COVID-19 and work to advance our pipeline of vaccine candidates targeting serious infectious diseases.”

Dr. Egal brings a diverse range of global quality experience to Novavax. He most recently served as the Head of Global Quality External Affairs at Sanofi, where he spent nearly a decade in roles of increasing responsibility. Earlier in his career, he held global and regional quality and compliance roles at Novartis and Merck. He also spent time at the United States Food and Drug Administration as a research scientist. Egal holds a Doctorate in Chemistry from the American University.

“Nasir’s deep quality experience and perspective gained by leading complex global programs will be invaluable as we continue to advance regulatory and commercial activities for our recombinant nanoparticle COVID-19 vaccine,” said Mr. Crowley. “Nasir brings invaluable quality expertise at precisely the right time for Novavax.”

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a biotechnology company that promotes improved health globally through the discovery, development and commercialization of innovative vaccines to prevent serious infectious diseases. The company's proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles designed to address urgent global health needs. Novavax is conducting late-stage clinical trials for NVX-CoV2373, its vaccine candidate against SARS-CoV-2, the virus that causes COVID-19. NanoFlu™, its quadrivalent influenza nanoparticle vaccine, met all primary objectives in its pivotal Phase 3 clinical trial in older adults and will be advanced for regulatory submission. Both vaccine candidates incorporate Novavax' proprietary saponin-based Matrix-M™ adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies.

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its operating plans and prospects, the ongoing development of NVX-CoV2373 and other Novavax vaccine product candidates, future regulatory submissions, and the role that Novavax may play in the fight against COVID-19 are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification and assay validation, necessary to satisfy applicable regulatory authorities; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Novavax to pursue planned regulatory pathways; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities; and those other risk factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax’ Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors

Novavax, Inc.

Erika Schultz | 240-268-2022

ir@novavax.com

Solebury Trout

Alexandra Roy | 617-221-9197

aroy@soleburytrout.com

Media

Alison Chartan | 240-720-7804

Laura Keenan | 202-709-7521

media@novavax.com

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